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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

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1.   Name and Address of Reporting Person*

     Clymer                          John                A
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   (Last)                           (First)             (Middle)

     829 Third Street
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                                    (Street)

     Hudson                          WI                   54016
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


     Hanover Capital Mortgage Holdings, Inc. HCM
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     Aug. 1999
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
          --------------------------
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.                    Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction           (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date                  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (Month/Day/Year)       Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                                                                                      0
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).
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                                                                 SEC 1474 (7-96)
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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Stock Option                                                                   Common
(right to acquire)  $15.00                                      *       *      Stock     2,000            2,000     D
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                                                                               Common
Options **          4.625    8/29/99   A        2,000        8/29/99  8/28/09  Stock     2,000            2,000     D
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
Explanation of Responses:


             /s/ John A. Clymer                                 9/10/99
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       *Signature of Reporting Person                             Date

       John A. Clymer

 * Subject to certain requirements, options may vest on a ratable, monthly basis over a 48 month period commencing with the month that includes the closing of the initial public offering and are exercisable at the initial public offering price of the units. Options expire one day less than ten
       (10) years from the date of the initial public offering.

** Options exercisable immediately and expire one day less than ten years from grant date.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                                                                 SEC 1474 (7-96)